As filed with the Securities and Exchange Commission on September 9, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMPLIFY ENERGY CORP.

(Exact name of registrant as specified in its charter)

Delaware	82-1326219
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Dallas Street, Suite 1700

Houston, Texas 77002

(713) 490-8900

(Address of principal executive offices, including zip code)

Amplify Energy Corp. 2017 Non-Employee Directors Compensation Plan

Amplify Energy Corp. Management Incentive Plan

(Full title of the plan)

Eric M. Willis

Senior Vice President, General Counsel & Land

Amplify Energy Corp.

500 Dallas Street, Suite 1700

Houston, Texas 77002

(713) 490-8900

(Telephone number, including area code, of agent for service)

Copies to:

Matthew R. Pacey

Brooks W. Antweil

Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, Texas 77002

(713) 836-3786

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company, “and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share, reserved for issuance pursuant to the Amplify Energy Corp. 2017 Non-Employee Directors Compensation Plan	104,513	$5.74	$599,904.62	$72.71
Common Stock, par value $0.01 per share, reserved for issuance pursuant to the Amplify Energy Corp. Management Incentive Plan	536,353	$5.74	$3,078,666.22	373.13
Total	640,866	$5.74	$3,678,570.84	$445.84

(1)

This Registration Statement on Form S-8 (the “Registration Statement”) covers shares of Common Stock, par value $0.01 per share (“Common Stock”), of Amplify Energy Corp. (the “Company” or the “Registrant”) issuable pursuant to the Amplify Energy Corp. 2017 Non-Employee Directors Compensation Plan (the “Directors Compensation Plan”) and the Amplify Energy Corp. Management Incentive Plan (the “MIP” and, together with the Directors Compensation Plan, the “Plans”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional securities as may become issuable pursuant to the adjustment provisions of the Plans.

(2)

Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low sales price reported for a share of Common Stock on the New York Stock Exchange on September 5, 2019.

EXPLANATORY NOTE

On August 6, 2019 (the “Effective Date”), Midstates Petroleum Company, Inc., a Delaware corporation (“Midstates”), and Amplify Energy Corp., a Delaware corporation (“Legacy Amplify”), completed the previously announced merger in accordance with the terms of the Agreement and Plan of Merger, dated as of May 5, 2019 (the “Merger Agreement”), by and among Midstates, Legacy Amplify and Midstates Holdings, Inc., a Delaware corporation and direct, wholly owned subsidiary of Midstates (“Merger Sub”), pursuant to which Merger Sub merged with and into Legacy Amplify, with Legacy Amplify surviving the Merger as a wholly owned subsidiary of Midstates (the “Merger”), and immediately following the Merger, Legacy Amplify merged with and into Alpha Mike Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Midstates (“LLC Sub”), with LLC Sub surviving as a wholly owned subsidiary of Midstates. On the Effective Date, pursuant to the Merger Agreement, Midstates changed its name to “Amplify Energy Corp.” (the “Registrant”) and LLC Sub changed its name to “Amplify Energy Holdings LLC.”

As of the Effective Time, each outstanding share of Legacy Amplify common stock, par value $0.0001 per share, available for issuance under the Amplify Energy Corp. 2017 Non-Employee Directors Compensation Plan (the “Legacy Amplify Non-Employee Directors Compensation Plan”) and the Amplify Energy Corp. Management Incentive Plan (the “Legacy Amplify MIP” and, together with the Legacy Amplify Non-Employee Directors Compensation Plan, the “Legacy Amplify Plans”) has been assumed by the Registrant and will be available for future issuance under the Legacy Amplify Plans in satisfaction of the vesting, exercise or other settlement of options and other equity awards that may be granted by the Registrant following the Effective Time (after conversion of such shares and appropriate adjustment to reflect the terms of the Merger Agreement) in reliance on the prior approval of the Legacy Amplify Plans in connection with Legacy Amplify’s emergence from bankruptcy pursuant to the Second Amended Joint Plan of Reorganization of Memorial Production Partners LP, et al. on May 4, 2017; provided that, in accordance with the New York Stock Exchange Listed Company Manual and interpretative guidance thereunder, including, without limitation, Rule 303A.08, (A) the time during which such shares will be available for grants under the Legacy Amplify Plans will not be extended beyond the period when they would have been available under the Legacy Amplify Plans, absent the Merger, and (B) such options and other equity awards may not be granted to individuals who were employed, immediately prior to the Effective Time, by the Registrant or any of its subsidiaries (exclusive of Legacy Amplify) immediately prior to the Effective Time. This Registration Statement relates to the registration of 104,513 shares of common stock of the Registrant, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Directors Compensation Plan and 536,353 shares of Common Stock issuable pursuant to the MIP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide all participants in the Plan with the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 14, 2019 (File No. 001-35512);

(b)	Legacy Amplify’s Annual Report on Form 10-K for the year ended December 31, 2018 with respect to the Legacy Amplify Plans, filed with the Commission on March 6, 2019 (File No. 001-35364);

(c)

The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, filed with the Commission on May  10, 2019 and August 5, 2019, respectively (File No. 001-35512);

(d)	Legacy Amplify’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, filed with the Commission on May 9, 2019 and August 5, 2019, respectively (File No. 001-35364);

(e)	a description of the Common Stock set forth in the Registration Statement on Form 8-A, filed with the Commission on May 3, 2017 (File No. 001-35512); and

(f)

All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K referred to in clause (a) above.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Registrant’s second amended and restated bylaws provide that the Registrant will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s second amended and restated certificate of incorporation further provide for the advancement of expenses to each of its officers and directors.

The Registrant’s second amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit.

The Registrant also maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL or the provisions of the Registrant’s second amended and restated certificate of incorporation.

The Registrant has also entered into indemnification agreements with each of the Registrant’s directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and by the Registrant’s second amended and restated certificate of incorporation or second amended and restated bylaws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Second Amended and Restated Certificate of Incorporation of Midstates Petroleum Company, Inc. (incorporated by reference to Exhibit 3.1 to Registration Statement on Form 8-A (File No. 001-35512) filed on October 21, 2016).

4.2	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Midstates Petroleum Company, Inc., dated August 6, 2019 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K (File No. 001-35512) filed on August 6, 2019).

4.3	Second Amended and Restated Bylaws of Amplify Energy Corp., dated August 6, 2019 (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K (File No. 001-35512) filed on August 6, 2019).

5.1*	Opinion of Kirkland & Ellis LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Grant Thornton LLP.

23.3*	Consent of Ryder Scott Company, L.P.

23.4*	Consent of Cawley, Gillespie & Associates, Inc.

23.5*	Consent of Kirkland & Ellis LLP (contained in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature pages of this Registration Statement).

99.1#	Amplify Energy Corp. 2017 Non-Employee Directors Compensation Plan (incorporated by reference to Exhibit 99.1 of Legacy Amplify’s Registration Statement on Form S-8 (File No. 333-218745) filed on June 14, 2017).

99.2#	Form of Restricted Stock Unit Award Agreement under the Amplify Energy Corp. 2017 Non-Employee Directors Compensation Plan (incorporated by reference to Exhibit 99.2 of Legacy Amplify’s Registration Statement on Form S-8 (File No. 333-218745) filed on June 14, 2017).

99.3#	Amplify Energy Corp. Management Incentive Plan (incorporated by reference to Exhibit 99.1 of Legacy Amplify’s Registration Statement on Form S-8 (File No. 333-217674) filed on May 4, 2017).

99.4#	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 99.3 of Legacy Amplify’s Registration Statement on Form S-8 (File No. 333-217674) filed on May 4, 2017).

99.5#	Form of 2018 RSU Award Agreement (Executives) (incorporated by reference to Exhibit 10.6 to Legacy Amplify’s Quarterly Report on Form 10-Q (File No. 001-35364) filed on August 8, 2018).

99.6#	Form of 2018 RSU Award Agreement (incorporated by reference to Exhibit 10.20 to the Registrant’s Current Report on Form 8-K (File No. 001-35512) filed on August 6, 2019).

99.7#	Form of 2019 RSU Award Agreement (Executives) (incorporated by reference to Exhibit 10.21 to the Registrant’s Current Report on Form 8-K (File No. 001-35512) filed on August 6, 2019).

99.8#	Form of 2019 RSU Award Agreement (incorporated by reference to Exhibit 10.22 to the Registrant’s Current Report on Form 8-K (File No. 001-35512) filed on August 6, 2019).

99.9#	Form of Stock Option Award Agreement (incorporated by reference to Exhibit 99.2 of Legacy Amplify’s Registration Statement on Form S-8 (File No. 333-217674) filed on May 4, 2017).

*	Filed herewith.
#	Compensatory plan, contract or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 9th day of September, 2019.

AMPLIFY ENERGY CORP.

By:	Amplify Energy Corp.

By:	/s/ Kenneth Mariani
Name:	Kenneth Mariani
Title:	President, Chief Executive Officer and Director

Each person whose signature appears below hereby authorizes and appoints Kenneth Mariani and Martyn Willsher, and each of them, severally, any of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement on Form S-8 and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date presented.

Signature	Title	Date

/s/ Kenneth Mariani	President, Chief Executive Officer and Director	September 9, 2019
Kenneth Mariani

/s/ Martyn Willsher	Senior Vice President and Chief Financial Officer	September 9, 2019
Martyn Willsher

/s/ Denise DuBard	Vice President and Chief Accounting Officer	September 9, 2019
Denise DuBard

/s/ David M. Dunn	Director	September 9, 2019
David M. Dunn

/s/ Christopher W. Hamm	Director	September 9, 2019
Christopher W. Hamm

/s/ Scott L. Hoffman	Director	September 9, 2019
Scott L. Hoffman

/s/ Evan S. Lederman	Director	September 9, 2019
Evan S. Lederman

/s/ David H. Proman	Director and Chairman	September 9, 2019
David H. Proman

/s/ Randal T. Klein	Director	September 9, 2019
Randal T. Klein

/s/ Todd Snyder	Director	September 9, 2019
Todd Snyder